EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2017 relating to the financial statements, which appears in the Annual Report on Form 10-K of Bancorp 34, Inc., for the year ended December 31, 2016.

/s/ Briggs & Veselka Co.
Briggs & Veselka Co.
Houston, Texas

July 28, 2017